Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Announces Financial Results for the

Second Fiscal Quarter and Six Months Ended March 31, 2013

WATERTOWN, Mass., May 8, 2013 — Enanta Pharmaceuticals, Inc., (NASDAQ: ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs in the infectious disease field, today reported financial results for its second fiscal quarter and six months ended March 31, 2013.

Second Fiscal Quarter and Six Months Ended March 31, 2013 Financial Results (unaudited)

Revenue for the three months ended March 31, 2013 was $1.2 million and $29.1 million for the six months ended March 31, 2013. This compares to $36.6 million for the three months ended March 31, 2012 and $37.3 million for the six months ended March 31, 2012. The $1.2 million in revenue for the three months ended March 31, 2013 was primarily due to Enanta’s NIAID contract. The $29.1 million in revenue for the six months ended March 31, 2013 primarily reflects the $15 million milestone payment from AbbVie, as well the $11 million milestone payment from Novartis. Revenue for the three and six month periods in 2012 are primarily due to an upfront payment of $34 million received from Novartis when Enanta entered into a collaboration and license agreement for its NS5A inhibitor, EDP-239, in February 2012.

Research and development expenses totaled $3.9 million for the three months ended March 31, 2013 and $8.7 million for the six months ended March 31, 2013. This compares to $3.3 million for the three months ended March 31, 2012 and $5.9 million for the six months ended March 31, 2012. The increase in research and development expenses for the three and six month periods of 2013 compared to the comparable periods in 2012 is primarily due to increased preclinical study activity for both Enanta’s cyclophilin inhibitor program and its antibiotic contract with NIAID.

General and administrative expenses totaled $1.3 million for the three months ended March 31, 2013 and $2.5 million for the six months ended March 31, 2013. This compares to $1.2 million for the three months ended March 31, 2012 and $2.5 million for the six months ended March 31, 2012.

Net loss for the three months ended March 31, 2013 was $3.7 million compared to a net income of $32.1 million for the same period in 2012. Net income for the six months ended March 31, 2013 was $18.2 million compared to $29.0 million for the same period ended 2012.

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Cash, cash equivalents and marketable securities totaled $121.7 million at March 31, 2013. This compares to $45.4 million at September 30, 2012. The Company expects that its current cash, cash equivalents and marketable securities will be sufficient to meet its anticipated cash requirements for at least the next 24 months.

“With our successful initial public offering in March, Enanta remains well-funded and positioned to advance our proprietary HCV assets through early clinical development and to fund new research and development activities,” stated Jay R. Luly, Ph.D., president and chief executive officer. “In addition, our three partnered, clinical-stage HCV candidates continue to progress in trials and have the potential to be part of multiple HCV combination regimens.”

Recent Developments

•	A milestone payment of $11 million was received from Novartis in January for the initiation of a Phase 1 clinical trial that includes EDP-239. EDP-239 is Enanta’s NS5A inhibitor for Hepatitis C Virus (HCV) which is being developed by Novartis.

•	The Company closed its IPO on March 26, 2013 resulting in net proceeds of $59.9 million.

•	New data on HCV protease inhibitor ABT-450 from the “Aviator” study, a Phase 2b interferon-free combination study being performed by AbbVie, was presented in April 2013 at the Annual Meeting of the European Association for the Study of the Liver (EASL). 12 weeks of treatment demonstrated high SVR12 and SVR24 rates of 99% and 96%, respectively, in patients new to treatment (naïve) and SVR12 and SVR24 rates of 93% in patients who had previously failed treatment with pegylated interferon and ribavirin (null responders).

•	Breakthrough Therapy designation was granted by the U.S. Food and Drug Administration to AbbVie’s investigational HCV combination treatment regimen containing ABT-450, Enanta’s lead protease inhibitor.

Upcoming Events and Presentations

Enanta management will present a corporate overview at the following investor conferences:

•	Jefferies 2013 Healthcare Conference, June 3-6, 2013, New York

•	Wells Fargo Securities 2013 Healthcare Conference, Boston, June 18-19, 2013

•	JMP Securities Healthcare Conference, July 9-10, 2013, New York

Presentations related to ABT-450

•	Digestive Disease Week, Orlando, FL, May 20, 2013

Maribel Rodriguez-Torres, et al.

“Interferon-Free Regimens of ABT-450/r, ABT-267, ABT-333 and Ribavirin Achieve High Sustained Virologic Response 4 Weeks Post-Treatment (SVR4) Rates in Patients with Chronic HCV Genotype 1 Regardless of Race, Ethnicity, or other Baseline Characteristic”

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs in the

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infectious disease field. Enanta is discovering and developing novel inhibitors designed for use against the hepatitis C virus (HCV). These inhibitors include members of the direct acting antiviral (DAA) inhibitor classes — protease (partnered with AbbVie), NS5A (partnered with Novartis) and nucleotide polymerase — as well as a host-targeted antiviral (HTA) inhibitor class targeted against cyclophilin. Additionally, Enanta has created a new class of antibiotics, called Bicyclolides, for the treatment of multi-drug resistant bacteria, with a current focus on developing an intravenous and oral treatment for hospital and community MRSA (methicillin-resistant Staphylococcus aureus) infections.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for clinical development of ABT-450 and EDP-239, funding and prospects for Enanta’s other proprietary programs, and the Breakthrough Therapy designation that the FDA has given to AbbVie’s investigational HCV combination treatment regimen containing ABT-450. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s reliance on the development and commercialization efforts of AbbVie treatment regimens containing ABT-450 or any additional collaboration protease inhibitor and of Novartis for any regimen containing EDP-239 or any additional NS5A inhibitor; regulatory actions affecting clinical development or treatment regimens containing ABT-450, EDP-239 or any additional protease or NS5A inhibitors or any other inhibitors in Enanta’s proprietary programs; clinical development of competitive product candidates of others for HCV and other viruses; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; difficulties in Enanta commercializing any future proprietary drug candidates; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s Registration Statement on Form S-1 (Registration No. 333-184779) and periodic reports filed subsequently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

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ENANTA PHARMACEUTICALS, INC

CONDENSED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Revenue	$1,196	$36,565	$29,055	$37,306
Operating expenses
Research and development	3,855	3,263	8,653	5,935
General and administrative	1,342	1,207	2,494	2,458

Total operating expenses	5,197	4,470	11,147	8,393

Income from operations	(4,001)	32,095	17,908	28,913
Other income (expense)
Interest income	47	15	82	29
Interest expense	(9)	—	(16)	—
Change in fair value of warrant liability	214	1	234	10

Total other income (expense), net	252	16	300	39

Net income (loss)	(3,749)	32,111	18,208	28,952
Accretion of redeemable convertible preferred stock to redemption value	(1,244)	(1,331)	(2,526)	(2,705)
Net income (loss) allocable to participating securities	—	(25,279)	(12,329)	(21,802)

Net income (loss) allocable to common stockholders	(4,993)	5,501	3,353	4,445

Net income (loss) per share allocable to common stockholders:
Basic	(2.28)	2.41	1.21	2.06
Diluted	(2.28)	2.17	1.09	1.87
Weighted average common shares outstanding:
Basic	2,192,470	1,088,251	1,669,578	1,053,912
Diluted	2,192,470	2,536,900	3,084,084	2,377,211

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ENANTA PHARMACEUTICALS, INC

CONDENSED BALANCED SHEET DATA

(In thousands)

	March 31, 2013	September 30, 2012
Assets
Current assets
Cash and cash equivalents	$74,464	$10,511
Short-term marketable securities	34,647	33,251
Accounts receivable	669	1,049
Unbilled receivable	768	1,893
Prepaid expenses and other current assets	1,116	604

Total current assets	111,664	47,308
Property and equipment, net	876	611
Long-term marketable securities	12,629	1,656
Restricted cash	436	436
Other assets	22	2,151

Total assets	$125,627	$52,162

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,371	$1,851
Accrued expenses	2,465	3,866
Deferred Revenue	115	17

Total current liabilities	4,951	5,734
Warrant liability	1,767	2,001
Other long-term liabilities	534	498

Total liabilities	7,252	8,233

Total stockholders’ equity (deficit)	118,375	(115,353)

Total liabilities and stockholders’ equity (deficit)	$125,627	$52,162

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

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